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                    July 8, 2020

       Michael D. Pruitt
       Chief Executive Officer
       Amergent Hospitality Group, Inc
       7621 Little Avenue
       Suite 414
       Charlotte, NC

                                                        Re: Amergent
Hospitality Group, Inc
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 9, 2020
                                                            File No. 000-56160

       Dear Mr. Pruitt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Ruba Qashu